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                                                                Exhibit (c)(3)

                FORM OF KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT


         THIS AGREEMENT (the "Agreement") is made and entered into as of the ____ day of _________, 1999 by and between ABR INFORMATION SERVICES, INC., a Florida corporation (the "Company"), and ________________ (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Executive is employed by the Company and/or a subsidiary of the Company (the "Employer") in a key executive capacity and the Executive's services are valuable to the conduct of the business of the Company;

         WHEREAS, the Executive possesses intimate knowledge of the business and affairs of the Company and has acquired certain confidential information and data with respect to the Company;

         WHEREAS, the Company desires to ensure, insofar as possible, that it will continue to have the benefit of the Executive's services and to protect its confidential information and goodwill;

         WHEREAS, the Company recognizes that circumstances may arise in which a change in control of the Company occurs, through acquisition or otherwise, thereby causing uncertainty about the Executive's future employment with the Employer without regard to the Executive's competence or past contributions, which uncertainty may result in the loss of valuable services of the Executive to the detriment of the Company and its shareholders, and the Company and the Executive wish to provide reasonable security to the Executive against changes in the Executive's relationship with the Company in the event of any such change in control;

         WHEREAS, the Company and the Executive are desirous that any proposal for a change in control or acquisition of the Company will be considered by the Executive objectively and with reference only to the best interests of the Company and its shareholders; and

         WHEREAS, the Executive will be in a better position to consider the Company's best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such change in control or acquisition; and
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         WHEREAS, the Board of Directors of the Company (the "Board") has
determined that it is in the best interests of the Company to enter into this Agreement and has authorized the Company to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

         1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (a) "ACT" means the Securities Exchange Act of 1934, as amended.

                  (b) "CAUSE" means (i) the willful engaging by the Executive in illegal conduct or gross misconduct which has caused demonstrable and material financial injury to the Company or its affiliates, or (ii) the willful failure by the Executive to perform the Executive's duties or responsibilities (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Company or delivering a Notice of Termination for Good Reason to the Company) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties. For purpose of this Section 1(b), no act or failure to act by Executive shall be considered "willful" unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company or upon the instructions of the Company's chief executive officer or another senior officer of the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to Executive a copy of a resolution duly adopted by three-quarters (:) of the entire Board (excluding Executive if Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event constituting Cause has occurred and specifying the particulars thereof in detail.

                  (c) "CHANGE IN CONTROL OF THE COMPANY" means the occurrence of any one of the following events:

                  (i) individuals who, on the date hereof, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board,



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         provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; PROVIDED, HOWEVER, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Act) ("Election Contest") or other actual or threatened solicitation of proxies or consents by or on behalf of any "person" (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) other than the Board ("Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director;

                  (ii) any person is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); PROVIDED, HOWEVER, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control of the Company by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph
         (iii)), (E) pursuant to any acquisition by the Executive or any group of persons including the Executive (or any entity controlled by the Executive or any group of persons including the Executive); or (F) a transaction (other than one described in (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control of the Company under this paragraph (ii);

                  (iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Reorganization"), or sale or other disposition of all or substantially all of the Company's assets to an entity that is not an affiliate of the Company (a "Sale"), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that



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         directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or
         Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and
         (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

                  (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; PROVIDED, THAT if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

                  (d) "CODE" means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

                  (e) "COVERED TERMINATION" means, subject to Section 2(b) hereof, any termination of the Executive's employment during the Employment Period in respect of which the Termination Date is any date prior to the end of the Employment Period.

                  (f) "EMPLOYMENT PERIOD" means a period commencing on the date of a Change in Control of the Company, and ending at 11:59 p.m. Eastern Time on the earlier



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of the third anniversary of such date or the Executive's Normal Retirement Date.

                  (g) "GOOD REASON" means the occurrence, without the Executive's express written consent, of any of the following:

                  (i) any material breach of this Agreement by the Company, including specifically any breach by the Company of its agreements contained in Sections 4, 5 or 6 hereof;

                  (ii) (A) the removal of the Executive from, or any failure to reelect or reappoint the Executive to, any of the positions held with the Company or the Employer on the date of the Change in Control of the Company or any other positions with the Company or the Employer to which the Executive shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to the termination by the Company of the Executive's employment for Cause or by reason of disability pursuant to Section 11 hereof; or (B) any significant change in the duties or responsibilities of Executive that is inconsistent in any material and adverse respect with Executive's duties or responsibilities with the Company immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities); PROVIDED, HOWEVER, that Good Reason shall not be deemed to occur under clauses
         (A) or (B) of this Section 1(g)(ii) as a result of a removal, failure to reelect or reappoint, or change in duties or responsibilities (including reporting responsibilities) that results from the fact that
         (1) the Company ceases to be a publicly traded entity or (2) the Company has become a subsidiary or a division of another entity, and in either of clauses (1) or (2) does not involve any other event set forth in this Section 1(g); or

                  (iii) failure by the Company to enter into the Successor Agreement referred to in Section 16(a) hereof and as provided therein
         (v) any requirement of the Company that Executive (A) be based anywhere more than fifty (50) miles from the office where Executive is located at the time of the Change in Control of the Company or (B) travel on Company business to an extent substantially greater than the travel obligations of Executive immediately prior to such Change in Control of the Company; or

                  (iv) any refusal by the Company to continue to permit Executive to engage in activities not directly related to the business of the Company which Executive was permitted to engage in prior to the Change in Control of the Company; or

                  (v) any purported termination of Executive's employment which is not



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         effectuated pursuant to Section 12 (and which will not constitute a termination hereunder).

                  (h) "NORMAL RETIREMENT DATE" means the last day in the Company's fiscal year in which the Executive attains the age of 65.

                  (i) "TERMINATION DATE" means, except as otherwise provided in
Section 10(b) and Section 16(a) hereof: (i) if the Executive's employment is terminated by the Executive's death, the date of death; (ii) if the Executive's employment is terminated by reason of voluntary early retirement, as agreed in writing by the Company and the Executive, the date of such early retirement which is set forth in such written agreement; (iii) if the Executive's employment is terminated for purposes of this Agreement by reason of disability pursuant to Section 11 hereof, the earlier of thirty (30) days after the Notice of Termination (as provided in Section 12 hereof) is given or one day prior to the end of the Employment Period; (iv) if the Executive's employment is terminated by the Executive voluntarily (other than for Good Reason), the date the Notice of Termination is given; and (v) if the Executive's employment is terminated by the Company (other than by reason of disability pursuant to Section 11 hereof) or by the Executive for Good Reason, the earlier of thirty
(30) days after the Notice of Termination is given or one day prior to the end of the Employment Period. Notwithstanding the foregoing:

                  (1) if the Executive's employment is terminated by the Company for Cause pursuant to Section 1(b)(ii) of this Agreement, and if the Executive has cured (to the extent permitted by Section 12(c) hereof) the conduct constituting such Cause as described by the Company in its Notice of Termination within thirty (30) days after the Notice of Termination, then the Executive's employment hereunder shall continue as if the Company had not delivered its Notice of Termination;

                  (2) if the Executive shall give the Company a Notice of Termination for Good Reason and the Company notifies the Executive that a dispute exists concerning the termination within the fifteen (15) day period following the date of the Notice of Termination is given, then the Executive may elect to continue the Executive's employment pending the resolution of such dispute; provided, that if the Executive so elects and it is thereafter determined that Good Reason did exist, the Termination Date shall be the earliest of (A) the date on which the dispute is finally determined, either (1) by mutual written agreement of the Executive and the Company or (2) in accordance with Section 21 hereof, (B) the date of the Executive's death, or (C) one day prior to the end of the Employment Period; provided, further, that if the Executive so elects and it is thereafter determined that Good Reason did not exist, then the employment of the Executive hereunder shall continue after such determination as if the Executive had not delivered the Notice of Termination asserting Good Reason and there shall be no Termination Date arising out of such



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         Notice of Termination. In either case, this Agreement shall continue until the Termination Date, if any, as if the Executive had not delivered the Notice of Termination except that, if it is finally determined that Good Reason did exist, the Executive shall in no case be denied the benefits described in Sections 8(b) and 9 hereof (including a Termination Payment as defined in Section 9(b)) based on events occurring after the Executive delivered the Notice of Termination;

                  (3) except as provided in clause (2) of this Section 1(i), if the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination within the appropriate period following receipt thereof and it is finally determined that the reason asserted in such Notice of Termination did not exist or did not support the basis asserted for the giving of such Notice of Termination, then (A) if such Notice of Termination was delivered by the Executive, the Executive will be deemed to have voluntarily terminated the Executive's employment and the Termination Date shall be the earlier of the date fifteen (15) days after the Notice of Termination is given one day prior to the end of the Employment Period, and (B) if such Notice of Termination was delivered by the Company, the Company will be deemed to have terminated the Executive other than by reason of death, disability or Cause.

         2. TERMINATION OR CANCELLATION PRIOR TO CHANGE IN CONTROL.

                  (a) Subject to Section 2(b) hereof and the terms of any written agreement between either the Company or any of its subsidiaries and the Executive with respect to the employment of the Executive now or hereafter in effect, the Company (and such subsidiary) and the Executive shall each retain the right to terminate the employment of the Executive at any time prior to a Change in Control of the Company. Subject to Section 2(b) hereof, in the event the Executive's employment is terminated prior to a Change in Control of the Company, this Agreement shall be terminated and cancelled and of no further force and effect, and any and all rights and obligations of the parties hereunder shall cease.

                  (b) Anything in this Agreement to the contrary notwithstanding, if a Change in Control of the Company occurs and if the Executive's employment with the Company is terminated by the Company, other than a termination due to the Executive's death or as a result of the Executive's disability, or by the Executive for reasons that would have constituted Good Reason (had such termination occurred following a Change in Control of the Company), during the period of 180 days prior to the date on which the Change in Control of the Company occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (or event that would have constituted Good Reason) (i) was at the request of any third party who has taken steps reasonably calculated to effect a Change in Control of the Company, or
(ii) otherwise arose in connection with or in anticipation of a Change in Control of the Company, then for all purposes of this Agreement such



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termination of employment shall be deemed a "COVERED TERMINATION" (and, if applicable, shall be considered a termination of employment by the Executive for Good Reason).

         3. EMPLOYMENT PERIOD. If a Change in Control of the Company occurs when the Executive is employed by the Employer, the Company will, or will cause the Employer to, continue thereafter to employ the Executive during the Employment Period, and the Executive will remain in the employ of the Employer in accordance with and subject to the terms and provisions of this Agreement. Any termination of the Executive's employment during the Employment Period, whether by the Company or any of its subsidiaries, shall be deemed a termination by the Company for purposes of this Agreement.

         4. DUTIES. During the Employment Period, the Executive shall, in the same capacities and positions held by the Executive at the time of the Change in Control of the Company or in such other capacities and positions as may be agreed to by the Company and the Executive in writing, devote the Executive's best efforts and all of the Executive's business time, attention and skill to the business and affairs of the Employer, as such business and affairs now exist and as they may hereafter be conducted.

         5. COMPENSATION. During the Employment Period, the Executive shall be compensated as follows:

                  (a) The Executive shall receive, (i) at reasonable intervals (but not less often than monthly) and in accordance with such standard policies as may be in effect immediately prior to the Change in Control of the Company, an annual base salary in cash equivalent to not less than Executive's annual base salary as in effect immediately prior to the Change in Control of the Company (which base salary shall, unless otherwise agreed in writing by the Executive, include the current receipt by the Executive of any amounts which, prior to the Change in Control of the Company, the Executive had elected to defer, whether such compensation is deferred under Section 401(k) of the Code or otherwise), and (ii) an annual cash bonus in an amount not less than the average cash bonuses earned (whether or not yet paid) by the Executive in respect of the three fiscal years immediately preceding the Change in Control of the Company (or, if the Executive has not been employed by the Company for such three-fiscal-year period, in respect of such fiscal years during which the Executive has been employed by the Company), subject to adjustment as hereinafter provided.

                  (b) The Executive shall receive fringe benefits at least equal in value to those provided for the Executive immediately prior to the Change in Control of the Company, and shall be reimbursed, at such intervals and in accordance with such standard policies as may be in effect immediately prior to the Change in Control of the Company, for any and all monies advanced in connection with the Executive's employment for reasonable



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and necessary expenses incurred by the Executive on behalf of the Company, including travel expenses.

                  (c) The Executive shall be included, to the extent eligible thereunder (which eligibility shall not be conditioned on the Executive's salary grade or on any other requirement which excludes persons of comparable status to the Executive unless such exclusion was in effect for such plan or an equivalent plan immediately prior to the Change in Control of the Company), in any and all plans providing benefits for the Employer's salaried employees in general, including but not limited to group life insurance, hospitalization, medical, dental, pension and profit sharing plans; PROVIDED, THAT, in no event shall the aggregate level of benefits under such plans in which the Executive is included be less than the aggregate level of benefits under plans of the Company of the type referred to in this Section 5(c) in which the Executive was participating immediately prior to the Change in Control of the Company.

                  (d) The Executive shall annually be entitled to not less than the amount of paid vacation and not fewer than the number of paid holidays to which the Executive was entitled annually immediately prior to the Change in Control of the Company or such greater amount of paid vacation and number of paid holidays as may be made available annually to other executives of the Company of comparable status and position to the Executive.

                  (e) The Executive shall be included in all plans providing additional benefits to executives of the Company of comparable status and position to the Executive, including but not limited to deferred compensation, split-dollar life insurance, supplemental retirement, stock option, stock appreciation, stock bonus and similar or comparable plans; PROVIDED, THAT, in no event shall the aggregate level of benefits under such plans be less than the aggregate level of benefits under plans of the Company of the type referred to in this Section 5(e) in which the Executive was participating immediately prior to the Change in Control of the Company; and PROVIDED, FURTHER, that the Company's obligation to include the Executive in bonus or incentive compensation plans shall be determined by Section 5(f) hereof.

                  (f) To assure that the Executive will have an opportunity to earn incentive compensation after a Change in Control of the Company, the Executive shall be included in a bonus plan of the Company which shall satisfy the standards described below (such plan, the "BONUS PLAN"). Bonuses under the Bonus Plan shall be payable upon the achievement of such financial or other goals reasonably related to the business of the Company and its subsidiaries as the Company shall establish (the "GOALS"), all of which Goals shall be attainable, prior to the end of the Employment Period, with approximately the same degree of probability as the goals under the Company's bonus plan or plans as in effect immediately prior to the Change in Control of the Company (whether one or more, the "COMPANY BONUS PLAN") and in view of the Company's existing and projected financial and business



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circumstances applicable at the time. The amount of the bonus (the "BONUS
AMOUNT") that the Executive is eligible to earn under the Bonus Plan shall be no less than the amount of the Executive's maximum award provided in such Bonus Plan (such bonus amount herein referred to as the "TARGETED BONUS"), which shall be no less than the maximum award the Executive is eligible to receive under the Company Bonus Plan, and in the event the Goals are not achieved such that the entire Targeted Bonus is not payable, the Bonus Plan shall provide for a payment of a Bonus Amount equal to a portion of the Targeted Bonus reasonably related to that portion of the Goals which were achieved. Payment of the Bonus Amount shall not be affected by any circumstance occurring subsequent to the end of the Employment Period, including termination of the Executive's employment.

         6. ANNUAL COMPENSATION ADJUSTMENTS. During the Employment Period, the Board (or an appropriate committee thereof) will consider and appraise, at least annually, the contributions of the Executive to the Company, and in accordance with the Company's practice prior to the Change in Control of the Company, due consideration shall be given to the upward adjustment of the Executive's base compensation rate, at least annually, (i) commensurate with increases generally given to other executives of the Company of comparable status and position to the Executive, and (ii) as the scope of the Company's operations or the Executive's duties expand.

         7. TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If there is a Covered Termination for Cause or due to the Executive's termination of the Executive's employment other than for Good Reason, then the Executive shall be entitled to receive only Accrued Benefits pursuant to Section 9(a) hereof and the Company shall have no further obligations to the Executive under this Agreement; provided, that the benefits described in Sections 9(a)(iv) and 9(a)(v) shall not be payable.

         8. TERMINATION GIVING RISE TO A TERMINATION PAYMENT. If there is a Covered Termination by the Executive for Good Reason, or by the Company other than by reason of (i) death, (ii) disability pursuant to Section 11 hereof, or
(iii) Cause, then:

                  (x) the Executive shall be entitled to receive, and the Company shall promptly pay, Accrued Benefits pursuant to Section 9(a) hereof and, in lieu of further base salary for periods following the Termination Date, as liquidated damages and additional severance pay and in consideration of the covenant of the Executive set forth in
         Section 13(a) hereof, the Termination Payment pursuant to Section 9(b) hereof;

                  (y) the Executive shall receive, at the expense of the Company, outplacement services, on an individualized basis at a level of service commensurate with the Executive's status with the Company immediately prior to the Change in Control of the Company (or, if higher, immediately prior to the termination of the




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         Executive's employment), provided by a nationally recognized executive placement firm selected by the Company; provided that the cost to the Company of such services shall not exceed 30% of the Executive's annual base salary in effect immediately prior to the Change in Control of the Company; and

                  (z) the Company shall continue to provide, until the expiration of the Employment Period (assuming that Executive had not incurred a termination of employment), Executive (and Executive's dependents, if applicable) with the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including contributions required by Executive for such benefits) as existed immediately prior to Executive's Termination Date (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control of the Company); PROVIDED, THAT, if -------- ---- Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of Executive's eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder.

         9. PAYMENTS UPON TERMINATION.

                  (a) ACCRUED BENEFITS. For purposes of this Agreement, the Executive's "ACCRUED BENEFITS" shall include the following amounts, payable as described herein: (i) all base salary for the time period ending with the Termination Date; (ii) reimbursement for any and all reasonable expenses incurred by the Executive on behalf of the Company for the time period ending with the Termination Date; (iii) any and all compensation or other cash earned through the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect; (iv) a lump sum payment of the bonus or incentive compensation otherwise payable to the Executive with respect to the year in which termination occurs under any bonus or incentive compensation plan in which the Executive is a participant; and (v) all other payments and benefits to which the Executive (or in the event of the Executive's death, the Executive's surviving spouse or other beneficiary) may be entitled as compensatory fringe benefits or under the terms of any benefit plan of the Company, excluding severance payments under any Company severance policy, practice or agreement in effect immediately prior to the Change in Control of the Company. Payment of Accrued Benefits shall be made promptly in accordance with the Company's prevailing practice with respect to clauses (i) and (ii) of this Section 9(a) or, with respect to clauses




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(iii), (iv) and (v) of this Section 9(a), pursuant to the terms of the benefit plan or practice establishing such benefits.

                  (b) TERMINATION PAYMENT.

                           (i) For purposes of this Agreement, the "TERMINATION PAYMENT" shall be an amount equal to (x) the product of (A) the sum of
         (1) the Executive's annual base salary, as in effect immediately prior to the Change in Control of the Company, as adjusted upward, from time to time, pursuant to Section 6 hereof, plus (2) the amount of the average annual bonus award (determined on an annualized basis for any bonus award paid for a period of less than one year and excluding any year for which the Executive did not participate in any bonus plan) paid to the Executive with respect to the three complete fiscal years (or portion thereof) preceding the Termination Date (the sum of the amounts set forth in this clause (A) shall hereafter be referred to as "ANNUAL CASH COMPENSATION"), multiplied by (B) the number of years and fractional portion thereof remaining in the Employment Period determined as of the Termination Date; PROVIDED, HOWEVER, THAT such amount shall not be less than the greater of (i) the amount of the Executive's Annual Cash Compensation or (ii) the severance benefits to which the Executive would have been entitled under the Company's severance policies and practices in effect immediately prior to the Change in Control of the Company; plus (y) the value of the additional Company contributions that would have been made during the period described by (B) above to the Executive's account under the Company's tax-qualified defined contribution plan (assuming for such purpose that the Executive had not terminated employment and would have earned annually during such period the Annual Cash Compensation. The Termination Payment shall be paid to the Executive in cash equivalent as soon as practicable but in no event later than ten business days after the Termination Date. Such lump sum payment shall not be reduced by any present value or similar factor, and the Executive shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of the Executive securing other equipment or for any reason. The Termination Payment shall be in lieu of, and acceptance by the Executive of the Termination Payment shall constitute the Executive's release of any rights of the Executive to, any other severance payments under any Company severance policy, practice or agreement. The Company shall bear the cost of up to $25,000 in the aggregate of reasonable fees and expenses of consultants and/or legal, tax or accounting advisors actually incurred by the Executive to advise the Executive as to matters relating to the compensation of benefits due and payable under this Section 9(b).

                           (ii) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution

         (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control of the Company (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any Excise
         Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made. For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and
         (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-up Payment in the Executive's adjusted gross income.

                           (iii) Subject to the provisions of Section 9(b)(ii), all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control of the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control of the Company, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the

         Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment under this Section with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

         10. DEATH.

                  (a) Except as provided in Section 10(b) hereof, in the event of a Covered Termination due to the Executive's death, the Executive's estate, heirs and beneficiaries shall receive all the Executive's Accrued Benefits through the Termination Date.

                  (b) In the event the Executive dies after a Notice of Termination is given (i) by the Company or (ii) by the Executive for Good Reason, the Executive's estate, heirs and beneficiaries shall be entitled to the benefits described in Section 10(a) hereof and, subject to the provisions of this Agreement, to such Termination Payment as the Executive would have been entitled to had the Executive lived. For purposes of this Section 10(b), the Termination Date shall be the earlier of thirty (30) days following the giving of the Notice of Termination, subject to extension pursuant to Section 1(i) hereof, or one day prior to the end of the Employment Period.

         11. TERMINATION FOR DISABILITY. If, during the Employment Period, as a result of the Executive's disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related), the Executive shall have been absent from the Executive's duties hereunder on a full-time basis for a period of six consecutive months and, within thirty (30) days after the Company notifies the Executive in writing that it intends to terminate the Executive's employment (which notice shall not constitute the Notice of Termination contemplated below), the Executive shall not have returned to the performance of the Executive's duties hereunder on a full-time basis, the Company may terminate the Executive's employment for purposes of this Agreement pursuant to a Notice of Termination given in accordance with Section 12 hereof. If the Executive's employment is terminated on account of the Executive's disability in accordance with this Section, the Executive shall receive Accrued Benefits in accordance with Section 9(a) hereof and shall remain eligible for all benefits provided by any long term disability programs of the Company in effect at the time of such termination.

         12. TERMINATION NOTICE AND PROCEDURE. Any Covered Termination by the Company or the Executive (other than a termination of the Executive's employment that is a Covered Termination by virtue of Section 2(b) hereof) shall be communicated by written Notice of Termination to the Executive, if such Notice of Termination is given by the Company, and to the Company, if such Notice of Termination is given by the Executive, all in accordance with the following procedures and those set forth in Section 22 hereof:

                  (a) If such termination is for disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination.

                  (b) If the Notice is given by the Executive for Good Reason, the Executive may cease performing the Executive's duties hereunder on or after the date fifteen (15) days after the delivery of Notice of Termination and shall in any event cease employment on the Termination Date. If the Notice of Termination is given by the Company, then the Executive may cease performing the Executive's duties hereunder on the date of receipt of the Notice of Termination, subject to the Executive's rights hereunder.

                  (c) The Executive shall have thirty (30) days, or such longer period as the Company may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of the Executive's employment for Cause under this Agreement pursuant to Subsection 1(b)(ii) hereof.

         13. FURTHER OBLIGATIONS OF THE EXECUTIVE.

                  (a) COMPETITION. The Executive agrees that, in the event of any Covered Termination where the Executive is entitled to the Termination Payment, the Executive shall not, for a period expiring one year after the Termination Date, without the prior written approval of the Company's Board of Directors, participate in the management of, be employed by or own any business enterprise which the principal office of which is located within the Southeastern United States that engages in substantial competition with the Company or any of its subsidiaries, where such enterprise's revenues from such competitive activities amounted to 50% or more of such enterprise's net revenues and sales for its most recently completed fiscal year; provided, however, that nothing in this Section 13(a) shall prohibit the Executive from owning stock or other securities amounting to less than five (5) percent of the outstanding capital stock of any entity; and provided, further if for any reason the Company does not pay the Executive the amounts and make available to the Executive the benefits provided in and required by this Agreement, then the Executive will have no further obligation to the Company under this Section 13(a).

                  (b) CONFIDENTIALITY. During and following the Executive's employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company (including that of the Employer), except to the extent authorized in writing by the Board or required by any court or administrative agency, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company. Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Company. All records, files, documents and materials, or copies thereof, relating to the business of the Company which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of employment with the Company.

         14. EXPENSES AND INTEREST. If, after a Change in Control of the Company, (i) a dispute arises with respect to the enforcement of the Executive's rights under this Agreement, or (ii) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, in either case so long as the Executive is not acting in bad faith, the Executive shall recover from the Company any reasonable attorneys' fees and necessary costs and disbursements incurred as a result of such dispute, legal or arbitration proceeding ("Expenses"), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the prime rate of interest as reported by THE WALL STREET JOURNAL from the date that payments to the Executive should have been made under this Agreement. Within ten (10) days after the Executive's written request therefor, the Company shall pay to the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive's Expenses in advance of the final disposition or conclusion of any such dispute, legal or arbitration proceeding.

         15. PAYMENT OBLIGATIONS ABSOLUTE. The Company's obligation during and after the Employment Period to pay the Executive the amounts and to makes the benefits and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or any other Person. Except as provided in Section 14 of this Agreement, all amounts payable by the Company hereunder shall be paid without notice or demand. Except as provided in Section 9 of this Agreement, the Company will not seek to recover all or any part of any payment made by the Company hereunder from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever.

         16. SUCCESSORS.

                  (a) If the Company sells, assigns or transfers all or substantially all of its business and assets to any person or entity or if the Company merges into or consolidates or otherwise combines (where the Company is not the surviving entity in such combination) with any person or entity (any such event, a "SALE OF BUSINESS"), then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to such person or entity, and the Company shall cause such person or entity, by written agreement in form and substance reasonably satisfactory to the Executive (the "Successor Agreement"), to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company. Failure of the Company to enter into the Successor Agreement at or prior to the effective date of such Sale of Business shall be a breach of this Agreement constituting "Good Reason" hereunder, except that for purposes of implementing the foregoing, the date upon which such Sale of Business becomes effective shall be deemed the Termination Date. In case of such assignment by the Company and of assumption and agreement by such person or entity pursuant to the Successor Agreement, as used in this Agreement, "COMPANY" shall thereafter mean such person or entity which executes and delivers the Successor Agreement provided for in this Section 16(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such person or entity. The Executive shall, in the Executive's discretion, be entitled to proceed against any or all of such successors to the Company (as defined in the first paragraph of this Agreement) in any action to enforce any rights of the Executive hereunder. Except as provided in this Section 16(a), this Agreement shall not be assignable by the Company. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

                  (b) This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs and beneficiaries. Any amount payable to the Executive under this Agreement if the Executive had lived shall be paid, in the event of the Executive's death, to the Executive's estate, heirs and representatives; provided, however, that the foregoing shall not be construed to modify any terms of any benefit plan of the Company or agreement to which the Executive is a party, as such terms are in effect on the date of the Change in Control of the Company, that expressly govern the payment of benefits under such plan or agreement in the event of the Executive's death.

         17. SEVERABILITY. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

         18. AMENDMENT. This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Executive.

         19. WITHHOLDING. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; PROVIDED, THAT the amount so withheld shall not without the Executive's consent exceed the minimum amount required to be withheld by law. The Company shall be entitled to rely on an opinion of nationally recognized tax counsel if any question as to the amount or requirement of any such withholding shall arise.

         20. CERTAIN RULES OF CONSTRUCTION. No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement. Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and an authorized representative of the Company.

         21. GOVERNING LAW; RESOLUTION OF DISPUTES. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of Florida, without reference to conflict or choice of law principles thereunder. Any dispute arising out of this Agreement shall, at the Executive's election, be determined by arbitration under the rules of the American Arbitration Association then in effect (in which case the Executive and the Company shall be bound by the arbitration award) or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Pinellas County, Florida or, at the Executive's election, if the Executive is no longer residing or working in the Tampa/St. Petersburg,

Florida metropolitan area, in the judicial district encompassing the city in which the Executive resides; PROVIDED, THAT, if the Executive is not then residing in the United States, the election of the Executive with respect to such venue shall be either Pinellas County, Florida or in the judicial district encompassing that city in the United States among the thirty cities having the largest population (as determined by the most recent United States Census data available at the Termination Date) which is closest to the Executive's residence. The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

         22. NOTICE. Notices given pursuant to this Agreement shall be in writing and, except as otherwise provided in this Agreement, shall be deemed given when actually received by the Executive or actually received by the Company's Secretary or any officer of the Company other than the Executive. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to ABR Information Services, Inc., Attention: Secretary (or President, if the Executive is then Secretary), 34125 U.S. Highway 19 North, Palm Harbor, Florida 34684, or if to the Executive, at the address set forth below the Executive's signature to this Agreement, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

         23. NO WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

         24. HEADINGS. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                               ABR INFORMATION SERVICES, INC.



                               By:
                                  ------------------------------------------
                               James E. MacDougald
                               Chairman of the Board, President and Chief
                               Executive Officer


                               THE EXECUTIVE



                                  ------------------------------------------

                               Name:
                                    ----------------------------------------